EXHIBIT 99.3

           PRESS RELEASE OF AVENUE GROUP, INC. DATED FEBRUARY 2, 2004.

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             AVENUE ENERGY COMPLETES THE ACQUISITION OF 25 LICENSES
                 AND LEASES LOCATED IN THE ARABIAN OIL BASIN AND
                               ELSEWHERE IN TURKEY

             ALADDIN MIDDLE EAST LTD SIGNS NEW OPERATING AND RELATED
                             AGREEMENTS WITH AVENUE

SHERMAN OAKS CALIFORNIA - FEBRUARY 2, 2004. Avenue Energy, Inc. ("Avenue"), a wholly owned subsidiary of Avenue Group Inc. (OTCBB: AVNU) (Frankfurt:ITQ) (the "Company") announced today that it has signed new joint operating and related agreements ("the Agreements") with Aladdin Middle East Ltd and its affiliates
(AME) covering drilling and production operations in the Karakilise license and 25 other exploration and production licenses and leases in Turkey (the "Additional Licenses"). Under the Agreements, Avenue currently holds a 50% participating interest in the Karakilise and Additional Licenses subject to a 7.5% overriding royalty interest (excluding governmental royalties) in favor of Ersan Petrol Sanayii A.S.an affiliate of the Sayer Group.

As previously reported by the Company, Avenue originally exercised the option over the Additional Licenses in November 2003 and has now completed this transaction with the payment of US$315,000 to AME. Under the Agreements, the parties have also agreed that Avenue, at its discretion may elect to change its interest in any future wells from 50% to no less than 25%; provided that, if Avenue chooses to reduce its participation in any well, its ongoing interest in the subsequent development at that particular license will also be reduced to the percentage previously selected by Avenue.

Commenting on the latest developments, Avenue's Director of Exploration, Dr. Jaap Poll said "Avenue's acquisition of the Additional Licenses gives it a solid acreage position in some of the most productive basins in Turkey including the Arabian Basin, which covers the main oil and gas producing areas of Yemen, Oman, the United Arab Emirates, Qatar, Bahrain, Saudi Arabia, Kuwait, Iran, Iraq and Syria, which together contain about 65 % of the world's known oil reserves. In addition, Avenue also has the right until May 2006, to acquire up to a 50% interest in any future applications for oil and gas exploration licenses which may be made by the Sayer Group in Turkey".

 Thirteen of the 25 Additional Licenses are located in SE Turkey which forms part of the Arabian Basin. Three of the other licenses covered by this Agreement are located within in the southern half of the Tuz Golu / Salt Lake Basin, south of Ankara. Another 3 licenses are in the Antalya Basin in the eastern Mediterranean, close to the Bulgurdag Oil Field and 6 further licenses lie within the onshore extension of the Aegean Basin near Izmir in Western Turkey. The Aegean Basin contains the Prinos Field, the only producing oilfield in offshore Greece. I. Technical Overview Turkey straddles the oil-rich Middle East and the energy hungry European Union (EU). The South-East Turkey region forms the north flank of the Arabian Basin, and lies adjacent to the major oilfield belt of Iraq, Iran and Syria. Only approximately 1,400 exploration and appraisal wells have been drilled in the whole country since 1961. The Turkish portion of the Arabian Basin is less explored with fewer wells per acre drilled than in the rest of the Arabian Basin.


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ABOUT AVENUE ENERGY

Avenue engages in oil and gas exploration and development. It has a 50% participation interest in the Karakilise-1 well in the Diyarbakir Petroleum District of southeast Turkey which as been producing high grade light crude oil since September, 2003. With the acquisition of these additional leases and licenses, Avenue holds an interest in 30 petroleum licenses and leases, which constitutes one of the largest non-government owned petroleum exploration and production acreage spreads in Turkey. Avenue's Arabian Basin licenses and leases are located between a fairway of producing oilfields of SE Turkey (including Turkey's largest oilfield, the Raman Field) and the producing oilfields of north eastern Syria and north western Iraq.

ABOUT ALADDIN MIDDLE EAST

AME is associated with the Sayer Group of Companies ("the Sayer Group"). Over the past 20 years the Sayer Group has built up a well-established fully integrated oil and gas group based in Turkey, with offices in Ankara, Turkey and Wichita, Kansas, U.S.A. It has been engaged in exploration and production activities in Turkey since 1962. The Sayer Group own and operate their own API rated drilling and workover rigs, seismic and oilfield equipment, cementing and fraccing units and a fleet of tanker trucks. AME is also a member of IADC (the International Association of Drilling Contractors).

The technical content of this release was provided by Avenue's Director of Exploration, Dr Jaap Poll, a Certified Member of the American Association of Petroleum Geologists (AAPG) and a Distinguished Member of the Petroleum Exploration Society of Australia (PESA). For technical information, please contact jaappoll@ozemail.com.au

Certain information contained in this Press Release is considered forward looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December, 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, we wish to caution investors and prospective investors about significant factors which, among others, have in some cases affected our actual results and are in the future likely to affect our actual results and cause them to differ materially from those expressed in any such forward-looking statements. This Press Release contains forward-looking statements relating to future operational and business prospects. Actual results may differ as a result of factors over which we have no control, including general economic and business conditions; competition; success of operating initiatives; operating costs; advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employment benefit costs; changes in, or failure to comply with various government regulations; slower than anticipated completion of research and development projects and movements in the foreign exchange rate. Future results with respect to oil and gas properties would be subject to the timing and amount of capital expenditures by us; drilling of wells; timing and amount of future production of oil and gas; operating costs and other expenses; cash flow and anticipated liquidity; prospect development and property acquisitions; and our marketing of oil and gas. Other factors which could affect our results with respect to its future oil and gas operation are the consummation of our acquisition of an interest in Anzoil (Thailand) Pty Ltd and the timing of such transaction. These other factors include, among others: general economic conditions; oil and gas price volatility; our ability to find, acquire, market, develop and produce new properties; the risks associated with acquisitions and exploration; operating hazards attendant to the oil and gas business; downhole drilling and completion risks that are generally not recoverable from third parties or insurance; uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures; potential mechanical failure or underperformance of significant wells; the strength and financial resources of our competitors and our ability to find and retain skilled personnel.


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For additional information about Avenue Group, Inc., please see our website at
http://www.avenuegroupinc.com


CONTACTS:

     A. PATRICK M. ROST, PRESIDENT,
     B.   PMR AND ASSOCIATES, LLC

858-350-0409

PMRandCO@aol.com www.PMRandCo.com